Exhibit 99.1

Datawatch Announces Third Quarter Fiscal 2017 Financial Results

Total revenue increases 23% year-over-year, license revenue up 34% and bookings near $10 million

Bedford, Mass.—July 19, 2017—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of self-service data preparation and fast data analytics solutions, today announced that total revenue for its third quarter of fiscal 2017 ended June 30, 2017 was $9.07 million, an increase of 23% from total revenue of $7.38 million in the third quarter of fiscal 2016. License revenue for the third quarter of fiscal 2017 was $4.91 million, a 34% increase from the $3.67 million recorded in the same quarter a year ago. Deferred revenue as of June 30, 2017 was $11.00 million, a 23% increase compared to $8.92 million as of June 30, 2016. Total bookings for the third quarter of fiscal 2017 were $9.90 million, a 29% increase from the $7.68 million of bookings recorded in the same quarter a year ago.

Net loss for the third quarter of fiscal 2017 was ($0.50) million, or ($0.04) per diluted share, compared to a net loss of ($5.37) million, or ($0.45) per diluted share, for the year ago period. Excluding the effects of the amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash share-based compensation and deferred tax valuation allowance, the Company’s non–GAAP net income for its third quarter of fiscal 2017 was $0.22 million, or $0.02 per diluted share, compared to a non-GAAP net loss of ($2.90) million, or ($0.25) per diluted share, for the third quarter of fiscal 2016.

“Demand for modern analytic solutions such as our Monarch data preparation and analytics platform is being driven by three factors: the growing need to access and organize data stored in an increasing number of disparate systems and formats, the transition to cloud-based infrastructure and applications, and the secular trend toward self-service for business analysts,” said Michael A. Morrison, president and chief executive officer of Datawatch. “Our disciplined business strategy and consistent sales execution are enabling us to successfully meet this growing demand and establish ourselves as a leading player in this dynamic market segment.”

He added, “We are very encouraged by the early market reaction to our recently-released Monarch Swarm, our next generation cloud-based offering that adds capabilities for data cataloguing, collaboration, governance and data socialization to our robust self-service data preparation and analytics platform. We are particularly pleased with the positive feedback from IT department customers, who recognize that with Monarch Swarm, they can support the self-service data preparation and analytics needs of business analysts while maintaining critical governance, auditability and control over the organization’s information assets.”

Mr. Morrison concluded, “The momentum we have generated since the beginning of this fiscal year is continuing into our fiscal fourth quarter, which gives us confidence that we will surpass our internal goals for growth and operating profitability for fiscal 2017. Our relentless focus on customer success, market-leading product innovation and disciplined sales execution remain at the core of our business strategy and should serve us well as we close out fiscal 2017 and move into fiscal 2018.”

James L. Eliason, chief financial officer, commented, “For the second consecutive quarter, we produced positive operating cash flow and, for the first time in nearly four years, we generated positive net income on a non-GAAP basis. In addition, the key metrics by which we monitor our progress -- deferred revenue balances, subscription bookings and subscription revenue -- all continue to trend up in a healthy fashion.”

Third Quarter Fiscal 2017 Business Highlights

•	Kronos, a leading provider of human capital management and workforce management software solutions, selected Datawatch Monarch as the data preparation platform for its Workforce Ready Suite to accelerate the onboarding of new customers.

•	Baker Tilly Virchow Krause LLP, a full-service accounting and advisory services firm, selected Datawatch Monarch as its standard platform for self-service data preparation to help healthcare organizations optimize revenue cycle operations for a variety of reimbursement methodologies, including value-based care strategies.

•	AstraZeneca, a global science-led biopharmaceutical company, selected Datawatch Monarch for use by analysts in its office of finance to streamline business processes and accelerate the time to insight for its supply chain.

•	Within days of the release of Monarch Swarm in April 2017, one of the world’s leading integrated oil and gas companies became its first customer, leveraging the collaboration and governance capabilities of Monarch Swarm to prepare and manage data related to oil and natural gas exploration, field development and production for consumption through IBM Watson Analytics.

Third Quarter Fiscal 2017 Financial Highlights

•	Cash and short-term investments were $29.4 million at June 30, 2017, up from $27.8 million at March 31, 2017 and up from $28.8 million at June 30, 2016.

•	Gross margin (excluding IP amortization expense) for the third quarter of fiscal 2017 was 91%, as compared to 88% for the third quarter of fiscal 2016.

•	Days sales outstanding were 60 days at June 30, 2017, compared to 69 days at June 30, 2016.

•	There were seven six-figure deals in the third quarter this fiscal year, compared to three in the third quarter of fiscal 2016.

•	The average deal size in the third quarter of fiscal 2017 was $39,000, an increase from $35,000 in the third quarter of fiscal 2016.

•	Deferred revenue reached $11.0 million at June 30, 2017, the highest in the company’s history, and a 23% increase from $8.9 million at June 30, 2016.

Conference Call

Datawatch’s third quarter of fiscal year 2017 earnings conference call will take place today, Wednesday, July 19, 2017 at 5:30 p.m. Eastern Time. The toll-free number to access the conference call is (866) 682-6100. Internationally, the call may be accessed by dialing (862) 255-5401. The conference call will be broadcast live on the Internet at:

http://www.investorcalendar.com/IC/CEPage.asp?ID=176035. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 90 days at the same location.

About Datawatch Corporation

Datawatch Corporation (NASDAQ-CM: DWCH) enables ordinary users to deliver extraordinary results with all their data.  Only Datawatch can unlock data from the widest variety of sources and prepare it for use with visualization tools or other business processes.  When real-time visibility to rapidly changing data is critical, Datawatch enables you to visualize streaming data for the most demanding business environments such as capital markets. Organizations of all sizes in more than 100 countries worldwide use Datawatch products including 93 of the Fortune 100. Datawatch is headquartered in Bedford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, and Manila. To learn more about Datawatch or download a free version of its enterprise software, please visit: www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following:; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; risks related to actions by activist stockholders, including the amount of related costs incurred by Datawatch and the disruption caused to Datawatch’s business activities by these actions; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2016 and its subsequently filed Form 10-Q reports. Any forward-looking statements should be considered in light of those factors.

Use of Non-GAAP Financial Information

We define non-GAAP net (loss) income as U.S. Generally Accepted Accounting Principles (“GAAP”) net (loss) income plus (i) amortization associated with the purchase of certain intellectual property and other intangible assets, (ii) share-based compensation and (iii) Sweden non-cash deferred tax valuation allowance, minus the payment received in respect of a stockholder’s short-swing stock trading profits. We discuss non-GAAP net (loss) income in our quarterly earnings releases and certain other communications as we believe non-GAAP net (loss) income is an important measure that is not calculated according to GAAP. We use non-GAAP net (loss) income in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP net (loss) income assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP net (loss) income is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP net (loss) income financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The table below entitled “Non-GAAP Disclosure - Reconciliation of Net (Loss) Income to Non-GAAP Net Loss” reconciles the Company’s GAAP net (loss) income to the Company’s non-GAAP net loss.

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Frank Moreno

Datawatch Corporation

Frank_Moreno@datawatch.com

Phone: (978) 441-2200 ext. 8322

Twitter: @datawatch

© 2017 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION

 Condensed Consolidated Statements of Operations

 Amounts in Thousands (except per share data)

 (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

REVENUE:
Software licenses	$4,912	$3,669	$14,158	$10,461
Maintenance	3,728	3,335	10,844	10,417
Professional services	426	372	1,057	977
Total revenue	9,066	7,376	26,059	21,855

COSTS AND EXPENSES:
Cost of software licenses	230	879	1,666	2,067
Cost of maintenance and services	618	499	1,694	1,707
Sales and marketing	4,521	4,773	13,393	15,621
Engineering and product development	2,203	2,196	6,600	6,089
General and administrative	2,037	2,593	6,570	7,453
Total costs and expenses	9,609	10,940	29,923	32,937

LOSS FROM OPERATIONS	(543)	(3,564)	(3,864)	(11,082)
Other income (expense)	52	(4)	702	(19)

LOSS BEFORE INCOME TAXES	(491)	(3,568)	(3,162)	(11,101)
Income tax expense	(8)	(1,806)	(17)	(1,599)

NET LOSS	$(499)	$(5,374)	$(3,179)	$(12,700)

Net loss per share - Basic	$(0.04)	$(0.45)	$(0.26)	$(1.08)
Net loss per share - Diluted	$(0.04)	$(0.45)	$(0.26)	$(1.08)
Weighted Average Shares Outstanding - Basic	12,106	11,815	12,023	11,717
Weighted Average Shares Outstanding - Diluted	12,106	11,815	12,023	11,717

Non-GAAP Disclosure - Reconciliation of Net (Loss) Income to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(499)	$(5,374)	$(3,179)	$(12,700)
Add-back Amortization of Intangibles & IP	88	533	1,116	1,673
Add-back Share-Based Compensation	633	145	1,515	2,169
Add-back Swedish Deferred Tax Valuation Allowance	-	1,794	-	1,794
Exclude payment received from a stockholder's short-swing stock trading profit	-	-	(707)	-
Subtotal of adjustments	721	2,472	1,924	5,636

Net (Loss) Income (non-GAAP)	$222	$(2,902)	$(1,255)	$(7,064)
Net (loss) income per share - Basic	$0.02	$(0.25)	$(0.10)	$(0.60)
Net (loss) income per share - Diluted	$0.02	$(0.25)	$(0.10)	$(0.60)
Weighted Average Shares Outstanding - Basic	12,106	11,815	12,023	11,717
Weighted Average Shares Outstanding - Diluted	12,106	11,815	12,023	11,717

DATAWATCH CORPORATION

 Condensed Consolidated Balance Sheets

 Amounts in Thousands

 (Unaudited)

	June 30,	September 30,
	2017	2016

Cash and cash equivalents	$29,429	$28,034
Accounts receivable, net	6,153	6,932
Prepaid expenses and other current assets	2,139	2,265
Total current assets	37,721	37,231

Property and equipment, net	1,122	1,210
Intangible and other assets, net	8,881	9,990

	$47,724	$48,431

Accounts payable and accrued expenses	$3,984	$4,077
Deferred revenue - current portion	10,756	9,630
Total current liabilities	14,740	13,707

Other long-term liabilities	681	766
Total long-term liabilities	681	766

Total shareholders' equity	32,303	33,958

	$47,724	$48,431